News Release

Newell Brands Announces First Quarter 2022 Results
Net Sales Growth 4.4%; Core Sales Growth 6.9%
Delivers Net Sales, Operating Profit and EPS Ahead of Outlook
Diluted EPS $0.55; Normalized Diluted EPS $0.36
Reaffirms Outlook for Full Year 2022

ATLANTA, GA – April 29, 2022 – Newell Brands (NASDAQ: NWL) today announced its first quarter 2022 financial results.

"We are pleased with a strong start to 2022, as we delivered a seventh consecutive quarter of core sales growth and our team executed with excellence in a challenging environment. Core sales grew 6.9 percent, on top of a difficult 20.9 percent comparison from the prior year, while normalized operating income increased 10.4 percent, despite significant ongoing inflation, demonstrating the power of our diversified portfolio and the nimbleness of our model,” said Ravi Saligram, Newell Brands President and CEO. “We are committed to realizing the full potential of our business, as we continue to drive sustainable and profitable growth, build competitive advantage and serve as a force for good, while overcoming external pressures."

Chris Peterson, Chief Financial Officer and President, Business Operations, said, “During the first quarter we built on the business momentum, as we drove a better than anticipated outcome on top and bottom lines through focus on factors that are within our control, as well as swift and decisive actions to mitigate the impact of inflation and supply chain obstacles. Strong first quarter results give us confidence to reaffirm the full year 2022 outlook, despite macro uncertainties and external headwinds."

First Quarter 2022 Executive Summary
–Net sales were $2.4 billion, a 4.4 percent increase compared with the prior year period, during which the company experienced elevated demand across many of its categories.
–Core sales grew 6.9 percent compared with the prior year period. Five of seven business units increased core sales compared with the prior year period.
–Reported operating margin was 9.1 percent compared with 8.4 percent in the prior year period, as benefits from FUEL productivity savings, pricing and lower overhead costs more than offset a significant headwind from inflation and an unfavorable impact from foreign exchange. Normalized operating margin was 10.6 percent compared with 10.1 percent in the prior year period.
–Reported diluted earnings per share were $0.55 compared with $0.21 per share in the prior year period, with the year over year change largely reflecting the improvement in reported operating income, a gain on the divestiture of the Connected Home & Security (CH&S) business and a reduction in the effective tax rate.
–Normalized diluted earnings per share were $0.36 compared with $0.30 per share in the prior year period.
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–The company's leverage ratio was 3.1x at the end of the first quarter versus 3.3x in the prior year period and 3.0x at the end of 2021.
–The company completed the divestiture of the CH&S business to Resideo Technologies, Inc. for a purchase price of $593 million, subject to customary working capital and transaction adjustments, and repurchased $275 million of its common shares.
–The company reaffirmed its full year 2022 net sales and normalized earnings per share outlook of $9.93 billion to $10.13 billion and $1.85 to $1.93, respectively.

First Quarter 2022 Operating Results

Net sales were $2.4 billion, a 4.4 percent increase compared to the prior year period, as core sales growth of 6.9 percent and higher net sales in the CH&S business were partially offset by the impact of unfavorable foreign exchange, as well as category and retail store exits. Net sales were 16.9 percent above the first quarter 2019 level, driven by growth across every segment.

Reported gross margin was 31.0 percent compared with 31.9 percent in the prior year period, as the significant headwind from inflation, particularly related to resin, sourced finished goods, transportation and labor, and unfavorable impact from foreign exchange more than offset the benefits from FUEL productivity savings and pricing. Normalized gross margin was 31.2 percent compared with 32.2 percent in the prior year period.

Reported operating income was $217 million compared with $192 million in the prior year period. Reported operating margin was 9.1 percent compared with 8.4 percent in the prior year period, as benefits from FUEL productivity savings, pricing and lower overhead costs more than offset a significant headwind from inflation and an unfavorable impact from foreign exchange. Normalized operating income was $254 million, or 10.6 percent of sales, compared with $230 million, or 10.1 percent of sales, in the prior year period.

Net interest expense was $59 million compared with $67 million in the prior year period, reflecting a reduction in the company's debt balance.

The reported tax rate was 17.0 percent compared with 29.4 percent in the prior year period, reflecting an increase in discrete tax benefits and a lower effective tax rate associated with the divestiture of CH&S. The normalized tax rate was 18.4 percent compared with 22.4 percent in the prior year period.
The company reported net income of $234 million, or $0.55 diluted earnings per share, compared with $89 million, or $0.21 diluted earnings per share, in the prior year period. The year over year change largely reflects the improvement in reported operating income, a gain on the divestiture of the CH&S business and a reduction in the effective tax rate.

Normalized net income was $155 million, or $0.36 normalized diluted earnings per share, compared with $128 million, or $0.30 normalized diluted earnings per share, in the prior year period.

An explanation of non-GAAP measures and a reconciliation of these non-GAAP results to comparable GAAP measures are included in the tables attached to this release.

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Balance Sheet and Cash Flow

Operating cash outflow was $272 million compared with outflow of $25 million in the prior year period, reflecting a working capital increase to support sales growth.

On March 31, 2022, the company completed the divestiture of the CH&S business to Resideo Technologies, Inc. for a purchase price of $593 million, subject to customary working capital and transaction adjustments. During the quarter, the company also repurchased $275 million of its common shares beneficially owned by Carl C. Icahn and certain of his affiliates.
At the end of the first quarter, Newell Brands had cash and cash equivalents of $344 million and net debt outstanding of $4.5 billion. Newell Brands exited the first quarter with a leverage ratio of 3.1x compared to 3.3x in the prior year period and 3.0x at the end of 2021.

Leverage ratio is defined as the ratio of net debt to normalized EBITDA. An explanation of how the leverage ratio is calculated and a related reconciliation, as well as a reconciliation of reported results to normalized results, are included in the tables attached to this release.

First Quarter 2022 Operating Segment Results

The Commercial Solutions segment generated net sales of $510 million compared with $471 million in the prior year period, reflecting core sales growth of 7.4 percent, a net sales increase for the Connected Home & Security business unit, and the impact of unfavorable foreign exchange. Reported operating income was $55 million, or 10.8 percent of sales, compared with $50 million, or 10.6 percent of sales, in the prior year period. Normalized operating income was $59 million, or 11.6 percent of sales, versus $53 million, or 11.3 percent of sales, in the prior year period.

The Home Appliances segment generated net sales of $340 million compared with $360 million in the prior year period, reflecting core sales decline of 1.9 percent, as well as the impact of exits from low margin categories and unfavorable foreign exchange. Reported operating loss was $18 million, or negative 5.3 percent of sales, compared with reported operating income of $3 million, or 0.8 percent of sales, in the prior year period. Normalized operating loss was $14 million, or negative 4.1 percent of sales, versus normalized operating income of $8 million, or 2.2 percent of sales, in the prior year period.

The Home Solutions segment generated net sales of $500 million compared with $504 million in the prior year period, reflecting core sales growth of 1.4 percent, partially offset by the impact of unfavorable foreign exchange and the exit of 38 underperforming Yankee Candle retail locations during the first quarter. Core sales growth in the Food business unit more than offset core sales decline in the Home Fragrance business unit. Reported operating income was $61 million, or 12.2 percent of sales, compared with $61 million, or 12.1 percent of sales, in the prior year period. Normalized operating income was $72 million, or 14.4 percent of sales, versus $76 million, or 15.1 percent of sales, in the prior year period.

The Learning & Development segment generated net sales of $650 million compared with $617 million in the prior year period, reflecting core sales growth of 7.4 percent, partially offset by the impact of unfavorable foreign exchange. Core sales increased in both the Writing and Baby business units. Reported operating income was $130 million, or 20.0 percent of sales, compared with $110 million, or 17.8 percent of sales, in the prior year period. Normalized operating income was $137 million, or 21.1 percent of sales, compared with $114 million, or 18.5 percent of sales, in the prior year period.

The Outdoor & Recreation segment generated net sales of $388 million compared with $336 million in the prior year period, reflecting core sales growth of 22.9 percent, partially offset by the
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impact of exits from low margin categories and unfavorable foreign exchange. Reported operating income was $45 million, or 11.6 percent of sales, compared with $15 million, or 4.5 percent of sales, in the prior year period. Normalized operating income was $49 million, or 12.6 percent of sales, compared with $20 million, or 6.0 percent of sales, in the prior year period.

Outlook for Second Quarter and Full Year 2022

The company initiated its outlook for second quarter 2022 and reaffirmed its full year 2022 outlook as follows:

	Q2 2022 Outlook	Full Year 2022 Outlook
Net Sales	$2.52 to $2.57 billion	$9.93 to $10.13 billion
Core Sales	Low single digit growth	Flat to 2% growth
Normalized Operating Margin	11.7% to 12.1%	11.5% to 11.8%
Normalized EPS	$0.45 to $0.48	$1.85 to $1.93

The full year 2022 outlook for net sales, normalized operating margin and normalized EPS includes the contribution from CH&S during the first quarter. Core sales growth outlook for full year 2022 excludes the contribution from CH&S. Net sales outlooks for both Q2 2022, as well as for the full year 2022, account for the expected unfavorable foreign exchange movements, using current rates, as well as closures of Yankee Candle retail locations and market and category exits, primarily in the Outdoor & Recreation and Home Appliances segments.

For full year 2022, the company expects to deliver operating cash flow in the range of $800 million to $850 million, including the impact of the loss of profits from the sale of the CH&S business, as well as a one-time cash tax payment on this transaction.

The company has presented forward-looking statements regarding core sales, normalized operating margin and normalized earnings per share. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgement and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking normalized operating margin or normalized earnings per share to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company's future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company's actual results and preliminary financial data set forth above may be material.

Conference Call

Newell Brands’ first quarter 2022 earnings conference call will be held today, April 29, at 9:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of the company’s website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the company’s website.

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Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (the "SEC") and includes a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance and liquidity using the same tools that management uses to evaluate the company’s past performance, reportable segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, planned and completed divestitures, retail store openings and closings, certain market and category exits, and changes in foreign exchange from year-over-year comparisons. The effect of changes in foreign exchange on reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the 2022 reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The company’s management believes that “normalized” gross margin, “normalized” operating income, “normalized” operating margin, "normalized EBITDA," “normalized” net income, “normalized” diluted earnings per share, “normalized” interest and “normalized” income tax benefit or expense, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of acquisition-related intangible assets, inflationary adjustments, expenses related to certain product recalls and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations and liquidity. “Normalized EBITDA” is an ongoing liquidity measure (that excludes non-cash items) and is calculated as normalized earnings before interest, tax depreciation, amortization and stock-based compensation expense. "Leverage ratio" is a liquidity measure calculated as the ratio of net debt (defined as total debt less cash and cash equivalents) to normalized EBITDA.

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the company utilizes a “with” and “without” approach to determine normalized income tax benefit or expense.

While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

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About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, FoodSaver, Calphalon, Sistema, Sharpie, Paper Mate, Dymo, EXPO, Elmer’s, Yankee Candle, Graco, NUK, Rubbermaid Commercial Products, Spontex, Coleman, Campingaz, Contigo, Oster, Sunbeam and Mr. Coffee. Newell Brands' beloved, planet friendly brands enhance and brighten consumers lives at home and outside by creating moments of joy, building confidence and providing peace of mind.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Sofya Tsinis	Beth Stellato
VP, Investor Relations	Chief Communications Officer
+1 (201) 610-6901	+1 (470) 580-1086
sofya.tsinis@newellco.com	beth.stellato@newellco.com

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies, the impact of the COVID-19 pandemic and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words or phrases, including, but not limited to, "guidance," "outlook," “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” "beginning to,” “will,” “should,” “would,” "could," “resume,” “are confident that,” "remain optimistic that," "seek to," or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements, including impairment charges and accounting for income taxes. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:
•our ability to manage the demand, supply and operational challenges with the actual or perceived effects of the COVID-19 pandemic, including as a result of any additional variants of the virus or the efficacy and distribution of vaccines;
•our dependence on the strength of retail and consumer demand, commercial and industrial sectors of the economy in various countries around the world;
•competition with other manufacturers and distributors of consumer products;
•major retailers’ strong bargaining power and consolidation of our customers;
•changes in the prices and availability of labor, transportation, raw materials and sourced products, including significant inflation, and our ability to obtain them in a timely manner and to offset cost increases through pricing and productivity;
•our ability to improve productivity, reduce complexity and streamline operations;
•the cost and outcomes of governmental investigations, inspections, lawsuits, legislative requests or other actions by third parties, the potential outcomes of which could exceed policy limits, to the extent insured;
•our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;
•our ability to consistently maintain effective internal control over financial reporting;
•risks related to our substantial indebtedness, potential increases in interest rates or changes in our credit ratings;
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•future events that could adversely affect the value of our assets and/or stock price and require additional impairment charges;
•our ability to complete planned divestitures and other unexpected costs or expenses associated with dispositions;
•our ability to effectively execute our turnaround plan;
•the risks inherent to our foreign operations, including currency fluctuations, exchange controls and pricing restrictions;
•a failure or breach of one of our key information technology systems, networks, processes or related controls or those of our service providers;
•the impact of U.S. and foreign regulations on our operations, including the impact of tariffs, environmental remediation costs and legislative and regulatory actions related to climate change;
•the potential inability to attract, retain and motivate key employees;
•changes in tax laws and the resolution of tax contingencies resulting in additional tax liabilities;
•product liability, product recalls or related regulatory actions;
•our ability to protect intellectual property rights;
•significant increases in funding obligations related to our pension plans; and
•other factors listed from time to time in our filings with the SEC, including, but not limited to, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other SEC filings.

The consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Management’s application of U.S. GAAP requires the pervasive use of estimates and assumptions in preparing the unaudited condensed consolidated financial statements. As discussed above, the world is currently experiencing the global COVID-19 pandemic which has required greater use of estimates and assumptions in the preparation of our condensed consolidated financial statements. Although we have made our best estimates based upon current information, the effects of the COVID-19 pandemic on our business may result in future changes to management’s estimates and assumptions, especially if the severity worsens or duration lengthens. Actual results may differ materially from the estimates and assumptions developed by management. If so, the company may be subject to future incremental impairment charges as well as changes to recorded reserves and valuations.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.
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NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share data)

	Three Months Ended March 31,
	2022	2021	% Change
Net sales	$2,388	$2,288	4.4%
Cost of products sold	1,648	1,557
Gross profit	740	731	1.2%
Selling, general and administrative expenses	518	534	(3.0)%
Restructuring costs, net	5	5
Operating income	217	192	13.0%
Non-operating expenses:
Interest expense, net	59	67
Other income, net	(124)	(1)
Income before income taxes	282	126	NM
Income tax provision	48	37
Net income	$234	$89	NM

Weighted average common shares outstanding:
Basic	421.9	424.9
Diluted	424.7	427.6
Earnings per share:
Basic	$0.55	$0.21
Diluted	$0.55	$0.21

Dividends per share	$0.23	$0.23

NEWELL BRANDS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in millions)

	March 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$344	$440
Accounts receivable, net	1,421	1,500
Inventories	2,297	1,997
Prepaid expenses and other current assets	349	325
Total current assets	4,411	4,262
Property, plant and equipment, net	1,144	1,204
Operating lease assets	595	558
Goodwill	3,486	3,504
Other intangible assets, net	3,046	3,370
Deferred income taxes	797	814
Other assets	725	467
TOTAL ASSETS	$14,204	$14,179
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,651	$1,680
Accrued compensation	154	270
Other accrued liabilities	1,375	1,364
Short-term debt and current portion of long-term debt	3	3
Total current liabilities	3,183	3,317
Long-term debt	4,880	4,883
Deferred income taxes	720	405
Operating lease liabilities	531	500
Other noncurrent liabilities	910	983
Total liabilities	10,224	10,088

Total stockholders' equity	3,980	4,091
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,204	$14,179

NEWELL BRANDS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in millions)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income	$234	$89
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	76	86
Gain from sale of business	(130)	—
Deferred income taxes	326	1
Stock based compensation expense	14	14
Other, net	(2)	—
Changes in operating accounts excluding the effects of divestiture:
Accounts receivable	14	122
Inventories	(403)	(283)
Accounts payable	25	(18)
Accrued liabilities and other	(426)	(36)
Net cash used in operating activities	(272)	(25)
Cash flows from investing activities:
Proceeds from sale of divested business	620	—
Capital expenditures	(70)	(54)
Other investing activities, net	9	—
Net cash provided by (used in) investing activities	559	(54)
Cash flows from financing activities:
Payments on current portion of long-term debt	(1)	(94)
Payments on long-term debt	—	(6)
Repurchase of shares of common stock	(275)	—
Cash dividends	(100)	(100)
Equity compensation activity and other, net	(17)	(39)
Net cash used in financing activities	(393)	(239)
Exchange rate effect on cash, cash equivalents and restricted cash	8	(14)
Decrease in cash, cash equivalents and restricted cash	(98)	(332)
Cash, cash equivalents and restricted cash at beginning of period	477	1,021
Cash, cash equivalents and restricted cash at end of period	$379	$689
Supplemental disclosures:
Restricted cash at beginning of period	$37	$40
Restricted cash at end of period	35	7

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Three Months Ended March 31, 2022
	GAAP	Restructuring		Transaction	Non-GAAP
	Measure	and restructuring-	Acquisition	costs and	Measure
	Reported	related costs [1]	amortization [2]	other [3]	Normalized*
Net sales	$2,388	$—	$—	$—	$2,388
Cost of products sold	1,648	(5)	—	(1)	1,642
Gross profit	740	5	—	1	746
	31.0%				31.2%
Selling, general and administrative expenses	518	(1)	(18)	(7)	492
	21.7%				20.6%
Restructuring costs, net	5	(5)	—	—	—
Operating income	217	11	18	8	254
	9.1%				10.6%
Non-operating (income) expense	(65)	—	—	129	64
Income (loss) before income taxes	282	11	18	(121)	190
Income tax provision (benefit) [4]	48	3	3	(19)	35
Net income (loss)	$234	$8	$15	$(102)	$155

Diluted earnings (loss) per share **	$0.55	$0.02	$0.04	$(0.24)	$0.36

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 424.7 million shares for the three months ended March 31, 2022.
Totals may not add due to rounding.

[1] Restructuring and restructuring-related costs of $11 million.
[2] Acquisition amortization costs of $18 million.
[3] Transaction costs and other includes $4 million primarily related to fees for certain legal proceedings; $3 million of costs related to completed divestitures; $2 million related to Argentina hyperinflationary adjustment and $130 million gain on disposition of businesses. Includes income tax benefit of $7 million related to difference in effective tax rate.
[4] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Three Months Ended March 31, 2021
	GAAP	Restructuring		Transaction	Non-GAAP
	Measure	and restructuring-	Acquisition	costs and	Measure
	Reported	related costs [1]	amortization [2]	other [3]	Normalized*
Net sales	$2,288	$—	$—	$—	$2,288
Cost of products sold	1,557	(5)	—	(1)	1,551
Gross profit	731	5	—	1	737
	31.9%				32.2%
Selling, general and administrative expenses	534	(3)	(21)	(3)	507
	23.3%				22.2%
Restructuring costs, net	5	(5)	—	—	—
Operating income	192	13	21	4	230
	8.4%				10.1%
Non-operating (income) expense	66	—	—	(1)	65
Income before income taxes	126	13	21	5	165
Income tax provision (benefit) [4]	37	3	4	(7)	37
Net income	$89	$10	$17	$12	$128

Diluted earnings per share **	$0.21	$0.02	$0.04	$0.03	$0.30

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 427.6 million shares for the three months ended March 31, 2021.
Totals may not add due to rounding.

[1] Restructuring and restructuring-related costs of $13 million.
[2] Acquisition amortization costs of $21 million.
[3] Transaction costs and other includes $3 million primarily related to fees for certain legal proceedings and divestiture costs related to completed divestitures and $2 million related to Argentina hyperinflationary adjustment. Includes income tax benefit of $8 million related to difference in effective tax rate.
[4] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Three Months Ended March 31, 2022						Three Months Ended March 31, 2021						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized Operating
		Operating	Operating	Normalized	Operating	Operating		Operating	Operating	Normalized	Operating	Operating	Net Sales		Income (Loss)
	Net Sales	Income (Loss)	Margin	Items [1]	Income (Loss)	Margin	Net Sales	Income (Loss)	Margin	Items [2]	Income (Loss)	Margin	$	%	$	%
COMMERCIAL SOLUTIONS	$510	$55	10.8%	$4	$59	11.6%	$471	$50	10.6%	$3	$53	11.3%	$39	8.3%	$6	11.3%
HOME APPLIANCES	340	(18)	(5.3)%	4	(14)	(4.1)%	360	3	0.8%	5	8	2.2%	(20)	(5.6)%	(22)	NM
HOME SOLUTIONS	500	61	12.2%	11	72	14.4%	504	61	12.1%	15	76	15.1%	(4)	(0.8)%	(4)	(5.3)%
LEARNING AND DEVELOPMENT	650	130	20.0%	7	137	21.1%	617	110	17.8%	4	114	18.5%	33	5.3%	23	20.2%
OUTDOOR AND RECREATION	388	45	11.6%	4	49	12.6%	336	15	4.5%	5	20	6.0%	52	15.5%	29	NM
CORPORATE	—	(56)	—%	7	(49)	—%	—	(47)	—%	6	(41)	—%	—	—%	(8)	(19.5)%
	$2,388	$217	9.1%	$37	$254	10.6%	$2,288	$192	8.4%	$38	$230	10.1%	$100	4.4%	$24	10.4%
*NM - NOT MEANINGFUL

[1]The three months ended March 31, 2022 normalized items consist of $18 million of acquisition amortization costs; $11 million of restructuring and restructuring-related charges; $4 million of fees for certain legal proceedings; $3 million of costs related to completed divestitures and $1 million of Argentina hyperinflationary adjustment.
[2]The three months ended March 31, 2021 normalized items consist of $21 million of acquisition amortization costs; $13 million of restructuring and restructuring-related charges; $3 million of fees for certain legal proceedings and divestiture costs related to completed divestitures and $1 million of Argentina hyperinflationary adjustment.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES GROWTH BY SEGMENT

	Three Months Ended March 31, 2022
	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
COMMERCIAL SOLUTIONS	8.3%	(2.1)%	1.2%	7.4%
HOME APPLIANCES	(5.6)%	2.2%	1.5%	(1.9)%
HOME SOLUTIONS	(0.8)%	1.2%	1.0%	1.4%
LEARNING AND DEVELOPMENT	5.3%	0.1%	2.0%	7.4%
OUTDOOR AND RECREATION	15.5%	2.8%	4.6%	22.9%
TOTAL COMPANY	4.4%	0.5%	2.0%	6.9%

CORE SALES GROWTH BY GEOGRAPHY

	Three Months Ended March 31, 2022
	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
NORTH AMERICA	7.1%	0.9%	0.2%	8.2%
EUROPE, MIDDLE EAST, AFRICA	(10.5)%	0.1%	5.5%	(4.9)%
LATIN AMERICA	12.3%	0.3%	3.6%	16.2%
ASIA PACIFIC	5.6%	—%	7.6%	13.2%
TOTAL COMPANY	4.4%	0.5%	2.0%	6.9%

[1]“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures (including the sale of the Connected Home & Security business unit), retail store openings and closings, certain market and category exits, as well as changes in foreign currency.
[2]Divestitures include the sale of the Connected Home & Security business unit, certain market and category exits and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]“Currency Impact” represents the effect of foreign currency on 2022 reported sales and is calculated by applying the 2021 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2022 reported sales.
[4]Totals may not add due to rounding.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NET DEBT TO NORMALIZED EBITDA FROM CONTINUING OPERATIONS RECONCILIATION
(Amounts in millions)

	March 31, 2022		December 31, 2021 [1]		March 31, 2021
NET DEBT RECONCILIATION:
Short-term debt and current portion of long-term debt	$3		$3		$357
Long-term debt	4,880		4,883		5,135
Gross debt	4,883		4,886		5,492
Less: Cash and cash equivalents	344		440		682
NET DEBT	$4,539		$4,446		$4,810

Net income [2]	$717		$572		$598
Normalized items [2]	88		206		251
NET INCOME	805		778		849

Normalized income tax [2]	136		138		24
Interest expense, net [2]	248		256		278
Normalized depreciation and amortization [2] [3]	235		236		244
Stock-based compensation [4]	52		52		47
NORMALIZED EBITDA	$1,476		$1,460		$1,442

NET DEBT TO NORMALIZED EBITDA LEVERAGE RATIO [5]	3.1	x	3.0	x	3.3	x
[1]For the twelve months ended December 31, 2021, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the twelve months ended December 31, 2021, on the Company’s Form 8-K furnished on February 11, 2022.
[2]For the trailing-twelve months ended March 31, 2022, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended December 31, 2021, September 30, 2021 and June 30, 2021 on the Company’s Forms 8-K furnished on February 11, 2022, October 29, 2021 and July 30, 2021, respectively. For the trailing-twelve months ended March 31, 2021, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended December 31, 2020, September 30, 2020 and June 30, 2020 on the Company’s Forms 8-K furnished on February 11, 2022, October 29, 2021 and July 30, 2021, respectively.
[3]For the trailing-twelve months ended March 31, 2022, normalized depreciation and amortization excludes the following items: (a) acquisition amortization expense of $75 million associated with intangible assets recognized in purchase accounting; (b) $5 million of accelerated depreciation costs associated with restructuring activities. Refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended December 31, 2021, September 30, 2021 and June 30, 2021 on the Company’s Forms 8-K furnished on February 11, 2022, October 29, 2021 and July 30, 2021, respectively. For the trailing-twelve months ended March 31, 2021, normalized depreciation and amortization excludes the following items: (a) acquisition amortization expense of $89 million associated with intangible assets recognized in purchase accounting; (b) $19 million of accelerated depreciation costs associated with restructuring activities. Refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended December 31, 2020, September 30, 2020 and June 30, 2020 on the Company’s Forms 8-K furnished on February 11, 2022, October 29, 2021 and July 30, 2021, respectively. Normalized depreciation and amortization excludes from GAAP depreciation and amortization for the twelve months ended December 31, 2021, the following items: (a) acquisition amortization expense of $78 million associated with intangible assets recognized in purchase accounting (b) accelerated depreciation and amortization costs of $11 million associated with restructuring activities. Refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the twelve months ended December 31, 2021 on the Company’s Forms 8-K furnished on February 11, 2022 for further information.
[4]Represents non-cash expense associated with stock-based compensation.
[5]The Net Debt to Normalized EBITDA ratio is defined as Net Debt divided by Normalized EBITDA. The Company's debt has certain financial covenants such as debt to equity ratio and interest coverage ratio; however the Net Debt to Normalized EBITDA leverage ratio is used by management as a liquidity measure and is not prescribed in the Company's debt covenants.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES GROWTH

Three months ended March 31, 2021
Net sales change (GAAP)	21.3%
Acquisitions, divestitures and other, net [1]	1.3%
Currency impact [2]	(1.7)%
Core sales change (NON-GAAP)	20.9%

[1]Divestitures include the exit of the North American distributorship of Uniball® products, current and prior period net sales from retail store closures (consistent with standard retail practice), disposition of the foamboards business and exit from Home Fragrance fundraising business.
[2]“Currency Impact” represents the effect of foreign currency on 2021 reported sales and is calculated by applying the 2020 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2021 reported sales.

CORE SALES OUTLOOK

	Three Months Ending June 30, 2022			Twelve Months Ending December 31, 2022
Estimated net sales change (GAAP)	-7%	to	-5%	-6%	to	-4%
Estimated currency impact [1] and divestitures [2], net	~ 8%			~ 6%
Core sales change (NON-GAAP)	1%	to	3%	0%	to	2%

[1]“Currency Impact” represents the effect of foreign currency on 2022 reported sales and is calculated by applying the 2021 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2022 reported sales.
[2]Divestitures include the sale of the Connected Home & Security business unit, certain market and category exits and current and prior period net sales from retail store closures (consistent with standard retail practice).